Exhibit 5.1 and 23.3

OPINION OF DAVIS POLK & WARDWELL LLP

March 12, 2012

BATS Global Markets, Inc.

8050 Marshall Drive, Suite 120

Lenexa, KS 66214

Ladies and Gentlemen:

BATS Global Markets, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 6,296,829 shares of its Class A common stock, par value $0.01 per share (the “Securities”), including 944,524 shares subject to the underwriters’ over-allotment option, as described in the Registration Statement. The Securities are to be offered and sold by the stockholders of the Company (the “Selling Stockholders”) identified in the Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, we advise you that, in our opinion:

(i)	the Securities to be sold by the Selling Stockholders that are outstanding as of the date hereof are validly issued, fully paid and non-assessable; and

(ii)	the Securities to be sold by the Selling Stockholders that are issuable upon the prior exercise of options to purchase shares of the Company will, upon the proper exercise of such options, be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Class A Common Stock” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP